PRESS RELEASE For immediate release

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 23, 2019—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2019.

Total revenue for the second quarter of fiscal 2020 decreased 13% to $6.50 million from $7.51 million in the prior-year quarter. The decrease was due to a 12% decrease in product sales and a 30% decrease in contract research and development revenue. Product sales decreased to $6.19 million from $7.05 million in the prior-year quarter. Net income for the second quarter of fiscal 2020 decreased 11% to $3.82 million, or $0.79 per diluted share, compared to $4.28 million, or $0.88 per share, for the prior-year quarter.

For the first six months of fiscal 2020, total revenue decreased 12% to $12.8 million from $14.6 million for the first six months of the prior year. The decrease was due to a 12% decrease in product sales and a 24% decrease in contract research and development revenue. Net income decreased 10% to $7.43 million, or $1.53 per diluted share, compared to $8.23 million, or $1.70 per share, for the first half of fiscal 2019.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 29, 2019 to shareholders of record as of November 4, 2019.

“We are pleased to report solid earnings and a second consecutive quarter of sequential revenue and net income growth,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks related to changes in tariffs and other trade barriers, uncertainties related to the impacts of the Federal Tax Reform Act eneacted in 2017, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and other reports filed with the SEC.

###

NVE CORPORATION STATEMENTS OF INCOME QUARTERS ENDED SEPTEMBER 30, 2019 AND 2018 (Unaudited)
	Quarter Ended September 30
	2019	2018
Revenue
Product sales	$6,187,708	$7,054,977
Contract research and development	314,237	451,098
Total revenue	6,501,945	7,506,075
Cost of sales	1,346,098	1,352,845
Gross profit	5,155,847	6,153,230
Expenses
Research and development	926,596	971,963
Selling, general, and administrative	368,450	377,448
Total expenses	1,295,046	1,349,411
Income from operations	3,860,801	4,803,819
Interest income	456,309	443,325
Income before taxes	4,317,110	5,247,144
Provision for income taxes	495,048	964,534
Net income	$3,822,062	$4,282,610
Net income per share – basic	$0.79	$0.88
Net income per share – diluted	$0.79	$0.88
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,846,010	4,843,032
Diluted	4,847,881	4,852,644

NVE CORPORATION STATEMENTS OF INCOME SIX MONTHS ENDED SEPTEMBER 30, 2019 AND 2018 (Unaudited)
	Six Months Ended September 30
	2019	2018
Revenue
Product sales	$12,273,072	$13,925,623
Contract research and development	523,569	688,358
Total revenue	12,796,641	14,613,981
Cost of sales	2,438,135	2,748,850
Gross profit	10,358,506	11,865,131
Expenses
Research and development	1,899,663	1,960,989
Selling, general, and administrative	698,459	706,209
Total expenses	2,598,122	2,667,198
Income from operations	7,760,384	9,197,933
Interest income	915,348	868,095
Income before taxes	8,675,732	10,066,028
Provision for income taxes	1,246,251	1,838,369
Net income	$7,429,481	$8,227,659
Net income per share – basic	$1.53	$1.70
Net income per share – diluted	$1.53	$1.70
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,846,010	4,842,524
Diluted	4,849,357	4,851,072

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2019
	(Unaudited) September 30, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$14,076,290	$6,877,304
Marketable securities, short-term	-	12,487,821
Accounts receivable, net of allowance for uncollectible accounts of $15,000	3,215,785	2,995,638
Inventories	4,355,332	4,264,876
Prepaid expenses and other assets	847,259	816,045
Total current assets	22,494,666	27,441,684
Fixed assets
Machinery and equipment	9,381,906	9,365,806
Leasehold improvements	1,787,269	1,787,269
	11,169,175	11,153,075
Less accumulated depreciation and amortization	10,438,174	10,258,240
Net fixed assets	731,001	894,835
Deferred tax assets	68,495	353,735
Marketable securities, long-term	52,798,500	54,925,633
Right-of-use asset – operating lease	188,743	-
Total assets	$82,281,405	$83,615,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$324,413	$375,188
Accrued payroll and other	425,547	460,488
Operating lease	173,852	-
Total current liabilities	923,812	835,676

Operating lease	42,782	-
Total liabilities	966,594	835,676

Shareholders’ equity
Common stock	48,460	48,460
Additional paid-in capital	19,958,918	19,910,558
Accumulated other comprehensive income (loss)	666,054	(82,725)
Retained earnings	60,641,379	62,903,918
Total shareholders’ equity	81,314,811	82,780,211
Total liabilities and shareholders’ equity	$82,281,405	$83,615,887